EXHIBIT 24.1

                            Dated 9th OCTOBER, 2002




                               POWER OF ATTORNEY
                                 Conformed Copy


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                               SLAUGHTER AND MAY
                                ONE BUNHILL ROW
                                London EC1Y 8YY

                                 (CB022810058)

                               POWER OF ATTORNEY



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THIS GENERAL POWER OF ATTORNEY is made the 9th day of October, 2002 by Richard
Wise of 31, Glebe Avenue, Enfield, Middlesex, being a director of each of Holmes Financing (No. 6) PLC, Holmes Funding Limited and Holmes Trustees Limited (the "Companies").

I APPOINT Martin McDermott and SPV Management Limited (being directors of each of the Companies) jointly and severally to be my attorneys and as my agents to approve, execute and do all documents, acts and things of any nature whatsoever in connection with (i) the securitisation transaction involving the issue of floating rate notes and fixed-floating rate notes by Holmes Financing (No. 6) PLC (the "SECURITISATION"); and (ii) any related matter and any transactions which pertain or are incidental to the Securitisation, including without limitation signing any documents required by the US Securities and Exchange Commissions.

IN WITNESS of which this document has been signed and delivered as a deed on the date which appears above.


Signed as a deed by Richard Wise              )          /s/ Richard Wise
in the presence of:                           )   ..............................

Witness's signature: /s/ Tracy Reading
                     ..............................

Name (print): /s/ Tracy Reading
              ..............................

Occupation: Secretary
            ..............................

Address: 111 Pettingrew Close
         Walnut Tree
         Milton Keynes
         Bucks
         MK7 7LW